                                                                                                                                                                                      Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Media
Lynne Baker
847-851-7006
Andrea Meyer
847-585-3937

Investors
Karen King
847-585-3899

www.careered.com

CAREER EDUCATION CORPORATION ANNOUNCES COMPLETION OF SEC INVESTIGATION
No Action Taken Against Company

HOFFMAN ESTATES, Ill.--(January 22, 2008)–Career Education Corporation (NASDAQ: CECO) said today that on January 17, 2008, it was advised by the Chicago Regional Office of the Securities and Exchange Commission (“SEC”) that the SEC investigation has been completed, with no action taken against the company.

Career Education previously disclosed that it was advised by the staff of the Chicago Regional Office of the SEC on April 5, 2006 that the staff intended to recommend to the SEC that it terminate its investigation concerning the company and that no enforcement action be taken against the company.

Gary E. McCullough, president and CEO of CEC, noted that the company has continued to put legal and regulatory issues behind it.  CEC disclosed last year that the U.S. Department of Justice had terminated its investigations with no action taken against the company, and that the U.S. Department of Education had lifted its restrictions on the company’s ability to acquire schools and open new campuses.  “We are pleased to receive this positive news for the company,” said McCullough.

About Career Education Corporation

The colleges, schools, and universities that are part of the Career Education Corporation (CEC) family offer high quality education to a diverse population of approximately 90,000 students across the world in a variety of career-oriented disciplines. The more than 75 campuses that serve these students are located throughout the U.S. and in Canada, France, Italy, and the United Kingdom, and offer doctoral, master's, bachelor's, and associate degrees and diploma and certificate programs. Approximately one third of our students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

CEC is an industry leader whose gold-standard brands are recognized globally. Those brands include Le Cordon Bleu Schools North America; Harrington College of Design; Brooks Institute; International Academy of Design & Technology; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing quality education, enabling students to graduate and pursue rewarding careers.

For more information, see the company’s website at http://www.careered.com. The company's website includes a detailed listing of individual campus locations and web links to its more than 75 colleges, schools, and universities.

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